Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 29, 2007 in the Registration Statement (Form S-1) and the related Prospectus of NameMedia, Inc. for the registration of its shares of common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 29, 2007